 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dolphin Entertainment, Inc.

Coral Gables, Florida

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 17, 2017, except for the last two paragraphs of Note 21, as to which the date is October 10, 2017, relating to the consolidated financial statements of Dolphin Entertainment, Inc. (formerly Dolphin Digital Media, Inc.), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Miami, Florida

December 4, 2017